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                                                                    EXHIBIT 12.1

                            BROWN-FORMAN CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                             NINE MONTHS
                                                        YEAR ENDED APRIL 30               ENDED JANUARY 31
                                                      ------------------------            -----------------
                                              1998     1999     2000     2001     2002     2002      2003
                                             ------   ------   ------   ------   ------   -------   -------
                                                                 (DOLLARS IN MILLIONS)
ACTUAL
Earnings available for fixed charges(a)....  $319.3   $338.0   $367.0   $391.6   $364.5   $281.5    $290.9
Fixed Charges:
  Interest incurred........................  $ 14.0   $ 11.2   $ 15.8   $ 17.1   $  9.0   $  7.5    $  4.6
  Portion of rent expense deemed to
    represent interest factor..............     9.3      9.3      8.7      9.3     10.3      7.8       7.8
                                             ------   ------   ------   ------   ------   ------    ------
  Fixed charges............................  $ 23.3   $ 20.5   $ 24.5   $ 26.4   $ 19.3   $ 15.3    $ 12.4
                                             ======   ======   ======   ======   ======   ======    ======
Ratio of earnings to fixed charges.........    13.7x    16.5x    15.0x    14.8x    18.9x    18.5x     23.6x

AS ADJUSTED(b)
Fixed Charges:
  Interest incurred........................                                      $  9.0             $  4.8
  Portion of rent expense deemed to
    represent interest factor..............                                        10.3                7.8
                                                                                 ------             ------
  Fixed charges............................                                      $ 19.3             $ 12.6
                                                                                 ======             ======
Ratio of earnings to fixed charges.........                                        18.9x              23.2x

AS ADJUSTED(c)
Fixed Charges:
  Interest incurred........................                                      $ 25.3             $ 17.0
  Portion of rent expense deemed to
    represent interest factor..............                                        10.3                7.8
                                                                                 ------             ------
  Fixed charges............................                                      $ 35.6             $ 24.8
                                                                                 ======             ======
Ratio of earnings to fixed charges.........                                        10.2x              11.7x

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(a) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, excluding undistributed minority interest in income of affiliates and excluding fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

(b) These adjusted ratios of earnings to fixed charges give effect to the repayment of $25.6 million of our existing commercial paper with a portion of the proceeds of the offering of the old notes as if this refinancing had occurred on May 1, 2001. These adjusted ratios are calculated by adjusting actual interest incurred by the difference between the interest on the old notes at the effective rate of 2.83% (including amortization of bond discount and issuance costs) and the actual average commercial paper rates of 2.87% and 1.71% for the year ended April 30, 2002 and the nine months ended January 31, 2003, respectively.

(c) These adjusted ratios of earnings to fixed charges give effect to the refinancing of $25.6 million of our existing commercial paper with a portion of the proceeds of the offering of the old notes and the issuance of an additional $572.5 million of debt from the offering as if the offering had occurred on May 1, 2001. These adjusted ratios are calculated by increasing our actual interest for interest on $600 million of the old notes at an effective rate of 2.83% (including amortization of bond discount and issuance costs) and for the difference between the interest on the old notes at the effective rate of 2.83% and the actual average commercial paper rates of 2.87% and 1.71% for the year ended April 30, 2002 and the nine months ended January 31, 2003, respectively.